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                                                                     Exhibit 21

                    LIST OF SIGNIFICANT SUBSIDIARIES

The following is a list of the significant subsidiaries of the registrant:

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                                                            STATE OF                      PERCENTAGE
                                                         INCORPORATION                    OWNERSHIP
NAME OF SIGNIFICANT SUBSIDIARY                          OR ORGANIZATION                   OF ENTITY
-------------------------------                         ---------------                   ----------
Alton Gaming Company                                  Illinois Corporation                   100%
The Missouri Gaming Company                           Missouri Corporation                   100%
The St. Louis Gaming Company                          Missouri Corporation                   100%
The Indiana Gaming Company                            Indiana Corporation                    100%
Iowa Gaming Company                                     Iowa Corporation                     100%
Iowa Development Corporation                            Iowa Corporation                     100%
Argosy of Iowa, Inc.                                    Iowa Corporation                     100%
Argosy of Louisiana, Inc.                             Louisiana Corporation                  100%
Jazz Enterprises, Inc.                                Louisiana Corporation                  100%
Catfish Queen Partnership
   In Commendam                                       Louisiana Partnership                  100%
Indiana Gaming Company, L.P.                       Indiana Limited Partnership              57.5%
Belle of Sioux City, L.P.                            Iowa Limited Partnership                100%
Centroplex Centre Convention Hotel, L.L.C.     Louisiana Limited Liability Company           100%
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